Exhibit 99.1

Corteva Announces Tim Glenn Retirement,

Appoints Judd O’Connor EVP, Seed Business Unit

INDIANAPOLIS, October 15, 2024 — Corteva, Inc. (NYSE: CTVA) announced today that it has appointed Judd O’Connor as its new Executive Vice President (EVP) of its Seed Business Unit, effective December 1, 2024. He will succeed Tim Glenn, current Corteva EVP, Seed Business Unit, who will serve as a Strategic Advisor to the executive leadership team until his retirement in the first quarter of 2025, allowing for a seamless transition.

O’Connor, a 25-year veteran of Corteva and its heritage companies, assumes this position after serving as the President of its North America business, leading the P&L for the company’s largest market. Earlier in his career, he was based in São Paulo, Brazil, where he served as DuPont’s Regional President, Latin America. Upon returning from Brazil, Judd led Integrated Operations and Commercial Effectiveness for Pioneer, today part of Corteva, and helped lead efforts to enable the merger of Dow and DuPont’s agriculture businesses, which ultimately led to the formation of Corteva.

Corteva Chief Executive Officer Chuck Magro said, “With Judd’s more than two decades of experience across Corteva and its heritage companies, including eight years in leadership roles for the North America business, few people know our customers and business better. Judd will bring to his new role operational expertise, a global mindset, deep customer insights and a laser focus on putting game-changing innovation into the hands of farmers. The Board and I are delighted to have Judd join our management team to lead the world’s best seed business.”

“I could not be prouder to take the helm of a business, a suite of brands and a team which has, for nearly a century, worked alongside farmers to increase yields and improve on-farm profitability,” said O’Connor. “In the years ahead, I look forward to harnessing the power of cutting-edge technology to continue to help farmers feed and fuel the world’s growing population.”

Glenn said, “It has been an honor to be part of the creation of Corteva and to have served this company and its heritage companies for more than thirty years. I am particularly proud of the strength and impact the Seed business has had around the world, as we continue to deliver innovative products and services to improve farmers’ productivity. As Corteva looks to the future, I am pleased to turn the leadership of this strong business unit to Judd, with whom I have worked for nearly two decades.”

Magro added, “On behalf of the Board and the management team, I want to thank Tim for his dedicated service over many decades to our customers, his invaluable guidance to me and his many contributions to our employees and business. We wish him the very best in retirement.”

About Corteva

Corteva, Inc. (NYSE: CTVA) is a global pure-play agriculture company that combines industry-leading innovation, high-touch customer engagement and operational execution to profitably deliver solutions for the world’s most pressing agriculture challenges. Corteva generates advantaged market preference through its unique distribution strategy, together with its balanced and globally diverse mix of seed, crop protection, and digital products and services. With some of the most recognized brands in agriculture and a technology pipeline well positioned to drive growth, the Company is committed to maximizing productivity for farmers, while working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. More information can be found at www.corteva.com.

Media Contact:

Bethany Shively

Phone: +1 804-866-2377

Email: bethany.shively@corteva.com